Raytech Corporation and Subsidiaries

                                  PART II
                               EXHIBIT (11)


              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)


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



                                         For the 13 Weeks Ended   For the 26 Weeks Ended
                                          June 29,      June 30,   June 29,     June 30,
                                          1997           1996      1997          1996


Net income as reported                 $  5,143        $  4,592   $  9,425     $  8,283

Primary

Common shares outstanding at
  beginning of year                   3,239,762       3,230,080  3,239,762    3,230,080
Weighted average of stock options
  exercised                              17,687             571     12,370          571
Weighted average of treasury
  stock acquired                            -               -          -            -
Common equivalent shares
  for assumed exercise of
  employee stock options                267,574         262,655    270,943      218,550
Weighted average number of shares
  used in calculation of primary
  income per share                    3,525,023       3,493,306  3,523,075    3,449,201

Primary income per common share           $1.46           $1.31      $2.68        $2.40




Fully Diluted

Common shares outstanding
  at beginning of year                3,239,762       3,230,080  3,239,762    3,230,080
Weighted average of stock options
  exercised                              17,687             571     12,370          571
Weighted average of treasury
  stock acquired                            -               -          -            -
Common equivalent shares for
  assumed exercise of employee
  stock options                         287,462         262,655    287,462      257,139
Weighted average number of shares
  used in calculation of fully
  diluted earnings per share          3,544,911       3,493,306  3,539,594    3,487,790

Fully diluted earnings per share          $1.45           $1.31      $2.66        $2.37
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